SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

	Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

FIDELITY D & D BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 26, 2025

Dear Fellow Shareholders of Fidelity D & D Bancorp, Inc.:

On behalf of the Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders of Fidelity D & D Bancorp, Inc. to be held on Tuesday, May 6, 2025 at 3:00 p.m., Eastern Daylight Time, at the Main office of Fidelity D & D Bancorp, Inc., at 101 North Blakely Street, Dunmore, Pennsylvania 18512. At the annual meeting, you will have the opportunity to ask questions and to make comments. Enclosed are your requested notice of meeting, proxy statement, proxy card and the Company’s 2024 Annual Report to Shareholders. These materials are also available online at www.bankatfidelity.com/proxymaterials.

The principal business of the meeting is to nominate and elect four (4) Class C Directors to serve for a three-year term; to ratify the selection of our independent registered public accounting firm; to conduct a non-binding vote on executive compensation, to vote on an advisory basis, regarding the frequency of voting on the compensation of the named executive officers of the Company; to vote and to transact any other business that is properly presented at the annual meeting. The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon in more detail.

We are delighted you have chosen to invest in the Company. We look forward to you joining us. Whether or not you expect to attend the annual meeting in person, we hope that you will vote as soon as possible by internet, telephone or by completing, signing, and returning the enclosed proxy in the envelope provided. The prompt return of your proxy will save the Company expenses involved in further communications. Your vote is important. Voting by proxy will ensure your representation at the annual meeting.

We look forward to you joining us on May 6, 2025.

Sincerely,

/s/ Brian J. Cali

Brian J. Cali

Chairman of the Board

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets

Dunmore, Pennsylvania 18512

(570) 342-8281

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2025

The Board of Directors is distributing this proxy statement to shareholders on or about March 26, 2025

Nasdaq Market trading symbol: FDBC

www.bankatfidelity.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2025

TO THE SHAREHOLDERS OF FIDELITY D & D BANCORP, INC.:

NOTICE IS HEREBY GIVEN that Fidelity D & D Bancorp, Inc. will hold its Annual Meeting of Shareholders on Tuesday, May 6, 2025 at 3:00 p.m., Eastern Daylight Time, at the main office of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 to consider and vote upon the following proposals:

(1)	to elect four (4) Class C directors to serve for a three-year term and until their successors are elected and qualified; and

(2)	to ratify the selection of an independent registered public accounting firm for the Corporation for the year ending December 31, 2025; and

(3)	to conduct a non-binding vote on executive compensation; and

(4)	to vote on a non-binding, advisory basis, regarding the frequency of voting on the compensation of the named executive officers of the Company; and

(5)	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on March 12, 2025, are entitled to notice of the meeting and may vote at the annual meeting or by proxy.

Management welcomes your attendance at the annual meeting. We ask you to promptly fill out the proxy by the following means: online, by telephone, or sign, date and return in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communications. Even if you return a proxy, you may vote in person if you give written notice to the Secretary of the Company and attend the annual meeting. Promptly returning your completed proxy will ensure that your shares are voted in accordance with your wishes and will guarantee the presence of a quorum.

The Board of Directors is distributing this proxy statement, form of proxy, and Fidelity D & D Bancorp, Inc.’s 2024 Annual Report on or about March 26, 2025.

By Order of the Board of Directors,

/s/ John T. Cognetti
John T. Cognetti
Dunmore, Pennsylvania	Secretary
March 26, 2025

YOUR VOTE IS IMPORTANT.

PLEASE VOTE ONLINE, BY TELEPHONE,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 6, 2025. The Proxy Statement, Proxy Card and 2024 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

Date and Time of the Annual Meeting

Fidelity D & D Bancorp, Inc. (the “Company”) is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the main office of Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 on Tuesday, May 6, 2025 at 3:00 p.m., Eastern Daylight Time. The telephone number for the Company is (570) 342-8281. Please direct all inquiries to Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company.

Description of the Company

Fidelity D & D Bancorp, Inc., a Pennsylvania corporation, and registered bank holding company, was organized in 1999 and became the holding company for The Fidelity Deposit and Discount Bank (the “Bank”) on June 30, 2000. The Bank, the Company’s wholly owned subsidiary, was established in 1902 as a commercial banking institution under the laws of Pennsylvania. In 1997, the Bank acquired trust powers. The Bank offers a full range of traditional banking and wealth management services as well as alternative financial products and services.

The Board of Directors provides a copy of the annual report for the fiscal year ended December 31, 2024, with this proxy statement. The annual report is available online at www.proxyvote.com. You may obtain additional print copies of the Company’s annual report for the 2024 fiscal year at no cost by contacting Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, telephone (570) 342-8281.

We have not authorized anyone to provide you with information. You should rely only on the information contained in this document or in documents to which we refer you. Although we believe we have provided you with all the information you will need to make your decision to vote, events may occur at the Company subsequent to printing this proxy statement that might affect your decision or the value of your stock.

PROXY AND VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors furnishes this proxy statement and proxy to shareholders on or about March 26, 2025. The Board of Directors of the Company solicits this proxy for use at the 2025 Annual Meeting of Shareholders of the Company. The directors, officers and other employees of the Company or the Bank may solicit proxies in person or by telephone, facsimile, or other electronic means. The Company will pay the cost of preparing, assembling, printing, mailing, and soliciting proxies and any additional material that the Company sends to shareholders. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these persons. The Company will reimburse these persons for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on Wednesday, March 12, 2025, the voting record date, may vote at the annual meeting. On all matters to come before the annual meeting, shareholders may cast one vote for each share held. Cumulative voting rights do not exist with respect to the election of directors.

By properly completing a proxy, the shareholder appoints the proxy holders named to vote his or her shares as specified on the proxy. Any valid proxy, which does not specify how the shares are to be voted, will be voted FOR:

●	Election of Brian J. Cali, Richard M. Hotchkiss, Daniel J. Santaniello, and Paul C. Woelkers as Class C directors of the Company, each for three-year terms expiring in 2028; and

●	Ratification of the selection of Wolf & Company, P.C., as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and

●	To conduct a non-binding vote on executive compensation ("Say on Pay"); and

●	To vote on a non-binding, advisory basis, regarding the frequency of voting on the compensation of the named executive officers of the Company ("Say on Frequency"); and

If a shareholder is a participant in the Fidelity D & D Bancorp, Inc. Dividend Reinvestment Plan, his or her proxy will also serve as a proxy for the shares held in the plan. Computershare, as the administrator of the plan, will not provide plan participants with separate proxies covering the shares held in the Dividend Reinvestment Plan. Each holder of common stock is entitled to one vote, in person or by proxy, for each whole share of common stock held as of the record date. If your proxy is signed but does not indicate your voting preferences, the proxy holders will vote your shares for all nominees and in favor of the proposal to ratify the Company’s independent registered public accounting firm. If you do not return a proxy, your shares will not be voted.

Quorum and Vote for Approval

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock. At the close of business on March 12, 2025, the Company had 5,841,562 shares of common stock outstanding, without par value. The Company’s Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of preferred stock. The Company has not issued preferred stock.

To hold the annual meeting, a “quorum” of shareholders must be present. Under Pennsylvania law and the by-laws of the Company, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. The Company will not count broker non-votes in determining the presence of a quorum. A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner. Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Assuming the presence of a quorum, the four (4) nominees for Class C directors receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for a nominee. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

Revocability of Proxy

Shareholders who submit valid proxies to the Company may revoke them at any time before they are voted by:

●	Delivering written notice of revocation to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;

●	Delivering a properly executed proxy bearing a later date to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;

●	Voting again via telephone or internet vote; or

●	Attending the meeting and voting in person, after giving written notice to John T. Cognetti, Secretary of the Company.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting. Should you have any questions, please call John T. Cognetti, Secretary, at (570) 342-8281.

Methods of Voting

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Online via the Internet. If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on May 5, 2025. Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card. If you vote via the Internet, you do not need to return your proxy card.

Telephone. If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock on a touch tone telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 5, 2025. Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card. If you vote by telephone, you do not need to return your proxy card.

Mail. To vote your proxy by mail, please obtain a copy of the Proxy Materials. If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Then, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

In person. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. If you wish to attend and vote at the meeting, please bring the shareholder meeting notice with you. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

The Annual Meeting will begin promptly at 3:00 p.m. Eastern Daylight Time on Tuesday, May 6, 2025. If your shares are registered in the nominee name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Board of Directors has adopted and adheres to corporate governance practices which the Board of Directors and Management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of Nasdaq, and U.S. Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities.

Board of Directors Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day operation and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors. The Board of Directors believes the separated roles of Chief Executive Officer and Chairman are in the best interest of shareholders because it promotes strategic development and facilitates information flow between Management and the Board of Directors, both essential for effective governance.

The Company's Board of Directors oversees all business, property and affairs of the Company. The President and Chief Executive Officer and the Company’s officers keep the members of the Board of Directors informed of the Company’s business through discussions at Board of Directors’ meetings and by providing them with reports and other materials. The Directors of the Company also serve as the directors of the Company’s wholly owned bank subsidiary, The Fidelity Deposit and Discount Bank, upon election by the Company.

Currently, our Board of Directors has nine members. Under the Nasdaq listing standards for independence, Brian J. Cali, John T. Cognetti, Richard M. Hotchkiss, William J. Joyce, Sr., Michael J. McDonald, Alan Silverman, HelenBeth G. Vilcek, and Paul C. Woelkers meet the Nasdaq standards for independence. This constitutes more than a majority of our Board of Directors. In determining the Director’s independence, the Board of Directors considered loan and certain business transactions between the Company and the Director, their immediate family members, and businesses with whom they are associated.

The table below includes a description of other categories or types of transactions, and relationships or arrangements considered by the Board of Directors, in addition to those listed above, in reaching their determination that the directors are independent under Nasdaq rules.

Name	Independent	Other Transactions, Relationships or Arrangements
Brian J. Cali	Yes	Loan closing representation
John T. Cognetti	Yes	None
Richard M. Hotchkiss	Yes	Residential and commercial inspections
William J. Joyce, Sr.	Yes	Ownership interest in branch lease
Michael J. McDonald	Yes	None
Daniel J. Santaniello	No	None
Alan Silverman	Yes	None
HelenBeth G. Vilcek	Yes	None
Paul C. Woelkers	Yes	None

In each case, the Board of Directors determined that none of the transactions above impaired the independence of these directors. For more information, please refer to “Certain Business Relationships and Transactions with Management.”

Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of Management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, and reputational risks. The Board of Directors receives reports from various committees of the Board of Directors. The Chair of the respective committee reports on the discussion to the full Board of Directors during the committee report section of the Board of Directors’ meetings. This enables the Board of Directors and its committees to coordinate risk oversight, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses, with respect to audit and risk review, the adequacy and effectiveness of internal accounting controls, financial systems, or financial statements, the accuracy of management reporting and compliance with laws, regulations and Company policy.

Meetings and Committees of the Board of Directors

During 2024, the Company’s Board of Directors maintained five standing committees. The Bank’s Board of Directors maintained twelve standing committees. The Board of Directors of the Company has a standing Executive Committee, Compensation Committee, Audit Committee, Governance Committee, and Nominating Committee. The Board of Directors of the Bank has an Asset/Liability Committee, Audit and Compliance Committee, Governance Committee, Credit Administration Committee, Executive Committee, Human Resource Committee, Compensation Committee, Loan Application Committee, Trust/Investment Committee, Building Committee, and a Risk Management Committee.

Executive Committee. Members of the Company’s Executive Committee were Brian J. Cali, Chairman, and Michael J. McDonald. All members of the Executive Committee meet the Nasdaq listing standards for independence. The principal duties of the Executive Committee are to act on behalf of the Board of Directors between meetings to act on loan approvals and to review and evaluate governance issues and strategic plans. The Executive Committee did not meet in 2024.

Compensation Committee. Members of the Company’s Compensation Committee were Brian J. Cali, Chairman, and Michael J. McDonald. All members of the Compensation Committee meet the Nasdaq listing standards for independence. The primary purpose of the committee is to review and approve the annual base salaries and annual incentive for the Chief Executive Officer and other executive officers; incentive awards including both cash based and equity-based awards; any employment arrangements; any change-in-control agreements; and any element of compensation and benefits. Secondarily, the committee reviews and makes recommendations to our Board of Directors regarding director compensation. Lastly, the committee reviews and makes recommendations to the Board of Directors with respect to new compensation programs. The committee’s charter is available on our website, www.bankatfidelity.com, under Investor Relations – Governance – Governance Documents. The Compensation Committee met two (2) times in 2024.

Audit Committee. Members of the Company’s Audit Committee were Michael J. McDonald, Chairman, William J. Joyce, Sr., Alan Silverman, and HelenBeth G. Vilcek. All members are independent under Nasdaq and SEC standards. The Board of Directors has determined that Alan Silverman is an “audit committee financial expert” as defined under applicable SEC and Nasdaq rules. The principal duties of the Audit Committee, as set forth in its charter, which is available on our website, www.bankatfidelity.com, under Investor Relations – Governance – Governance Documents, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent registered public accounting firm. The Audit Committee met five (5) times during 2024.

Governance Committee. Members of the Governance Committee were Paul C. Woelkers, Chairman, Brian J. Cali, John T. Cognetti, Michael J. McDonald, and HelenBeth G. Vilcek. All members of the Governance Committee meet the Nasdaq listing standards for independence. The primary purpose of this committee is to develop and recommend to the Directors a set of corporate governance guidelines, assist the Directors in the identification and evaluation of new Director member candidates, to oversee annual assessments for the performance of the Directors and its members and to play a leadership role in matters of corporate governance. In performing its principal duties, the Committee is entitled to rely in good faith upon the Company’s records and upon information, opinions, reports, or statements prepared or presented by any of the Company’s officers or employees, or by any other person as to matters reasonably believed to be within such other person’s professional or expert competence. The Committee also may rely in good faith upon actions taken by another committee as to matters within its designated authority. Among its specific responsibilities, the Committee shall: Develop and annually review a set of corporate governance guidelines for Board of Directors approval. Annually evaluate and make recommendations with respect to the size, composition and leadership of committees and consider periodic rotation of committee members. Periodically review the charters of all committees and recommend any revised committee charters to the Directors for approval. With Director input and approval, establish the process and criteria for selecting director “candidates”. Oversee the orientation of new directors and the continuing education of directors. Annually assess the independence of all members in accordance with the Company’s corporate governance guidelines and submit assessments to the Board of Directors for approval. Develop a process for Director evaluation for approval by the Board. In accordance with that process, conduct an annual performance evaluation of the Board and its members. Develop a process for evaluation of Board committees for approval by the Board. Conduct an annual performance evaluation of the Governance Committee. Our Corporate Governance Guidelines are available on our website www.bankatfidelity.com under Investor Relations – Governance – Governance Documents. The Governance Committee met four (4) times during 2024.

Nominating Committee. All Independent Directors participate in and perform the functions of a Nominating Committee. All members meet the Nasdaq listing standards for independence. Because of full director participation, the Board of Directors believes there is no need to have a separate standing committee to perform similar functions. The principal duties of a Nominating Committee include developing and recommending the criteria for selecting qualified director candidates, identifying individuals qualified to become Board of Directors members, evaluating and selecting or recommending director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Company and providing oversight in the evaluation of the Board of Directors and each committee. Because of the rare occurrence of shareholder recommendations, the Board of Directors has not developed a formal policy to consider potential director candidates recommended by shareholders but will give due consideration to any and all such candidates. If a shareholder wishes to recommend a potential director candidate, the shareholder should mail the information regarding the candidate as required by the Company’s by-law provision section 9.1 to the Secretary of the Company at the Company’s offices at Blakely and Drinker Streets, Dunmore, PA 18512.

Composition Table of the Company and Bank Committees

	AUDIT*	ALCO	BLDG	CREDIT ADM.	COMP*	EXEC*	GOVERN*	HUMAN RESCS.	LOAN	NOM*	RISK MGMT	TRUST/ INVEST

Brian J. Cali			X	X	X	X	X		X	X
John T. Cognetti			X				X	X	X	X		X
Richard M. Hotchkiss			X	X					X	X		X
William J. Joyce, Sr.	X		X	X				X	X	X		X
Michael J. McDonald	X				X	X	X		X	X	X
Daniel J. Santaniello		X	X	X				X	X		X	X
Alan Silverman	X	X							X	X	X
HelenBeth G. Vilcek	X	X					X		X	X	X
Paul C. Woelkers		X					X	X	X	X	X

Meetings held in 2024	5	4	1	4	2	0	4	2	22	0	2	4

*Committee jointly serves both the Company and Bank.

The Board of Directors of the Company met 13 times during 2024. There was a total of 50 meetings of the various committees of the Board of Directors in 2024. All directors attended at least 90% or more of the meetings of the Board of Directors and of the various committees on which they served. The Board of Directors has no policy regarding annual meeting attendance. Eight of our nine directors attended the 2024 Annual Meeting of Shareholders. All directors anticipate attending the 2025 meeting.

Shareholder Communications

The Board of Directors has not adopted a formal process for shareholders to send communications to the Board of Directors. Due to the infrequency of shareholder communications, the Board of Directors does not believe that a formal process is necessary. Written communications received by the Company from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board of Directors meeting.

Nomination of Directors

In considering whether to recommend any candidate for inclusion as a nomination for director, including candidates recommended by shareholders, the Board of Directors has determined that they must have the right diversity. This includes the candidate’s integrity, business acumen, age, experience, education, commitment, diligence, conflicts of interest and the ability to act in the best interests of all shareholders. The Board of Directors seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Under the Company’s by-laws, nominations for a director may be made by the Board of Directors or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the by-laws to the Company’s Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. For our annual meeting in the year 2026 we must receive this notice on or before March 6, 2026. You can obtain a copy of the full text of the by-law provision by writing to John T. Cognetti, Secretary, Blakely and Drinker Streets, Dunmore, PA 18512. A copy of our by-laws has been filed with the Securities and Exchange Commission as an exhibit to the Company’s current report on Form 8-K, filed with the SEC on April 16, 2020.

Submission of Shareholder Proposals

Any shareholder who, in accordance with the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2026 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Fidelity D & D Bancorp, Inc. at its principal executive office, Blakely and Drinker Streets, Dunmore, PA 18512, not later than November 26, 2025.

A shareholder may have other business brought before the 2026 Annual Meeting by submitting the proposal to the Company’s Secretary, in accordance with our by-laws. The proposal must be delivered to our executive offices at Blakely and Drinker Streets, Dunmore, PA 18512, to the attention of the Company’s Secretary. We are not required to include any proposal received after November 26, 2025, in our proxy materials for the 2026 annual meeting.

In addition to satisfying the foregoing requirements under the Company’s by-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2026.

Anti-Hedging Policy

Our Board of Directors has not adopted a hedging policy with respect to transactions by our directors, officers and employees that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Insider Trading Policies and Procedures

The Company maintains an Insider Trading Policy that governs the purchase, sale, and/or other dispositions of its securities by directors, officers and employees. The Company believes that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards.

Employee Code of Ethics

Since 1993, the Bank has had a Code of Ethics. As required by law and regulation, the Board of Directors amended the Code of Ethics as of May 16, 2017, so that our Code of Ethics is applicable to all of the Company’s and the Bank’s directors, officers and employees, including the Chief Executive Officer and Chief Financial Officer.

The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the code of ethics. The Board of Directors periodically receives reports on our compliance program. The Code of Ethics is posted on our website at www.bankatfidelity.com, under Investor Relations – Governance – Governance Documents. We have also filed a copy of the Code of Ethics with the SEC as Exhibit 14 to our May 22, 2017 current report on Form 8-K.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Qualification and Nomination of Directors

The Company’s by-laws provide that the Board of Directors consist of at least three directors and be classified into three classes. Each class is elected for a term of three years. Accordingly, the terms of the classes expire at successive annual meetings. The Board of Directors may fix the number of directors and their respective classifications within the foregoing limits. A majority of the Board of Directors may also fill vacancies on the Board, and the person appointed to fill the vacancy serves until the expiration of the term of office of the class of directors to which he or she was appointed.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL

TO ELECT THE FOUR NOMINEES LISTED BELOW AS CLASS C DIRECTORS OF THE COMPANY.

Currently, Class A consists of three directors, Class B consists of two directors, and Class C consists of four directors. Shareholders will elect four Class C directors at the annual meeting to serve for a three-year term that expires at the Company’s annual meeting in the year 2028.

The proxy holders will vote the proxies for the election of each of the nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation, or retirement.

The Board of Directors nominated Brian J. Cali, Richard M. Hotchkiss, Daniel J. Santaniello, and Paul C. Woelkers to serve as Class C directors until the 2028 annual meeting of shareholders. Messrs. Cali, Hotchkiss, Santaniello and Woelkers are presently members of the Board of Directors and have consented to serve another term, if elected. If any of the nominees are unable to serve for any reason, a majority of the Board of Directors then in office may fill the vacancy until the expiration of the term of the class of directors to which he or she was appointed.

The Board of Directors is proposing the following nominees for election as Class C Directors at the annual meeting:

Brian J. Cali	Richard M. Hotchkiss	Daniel J. Santaniello	Paul C. Woelkers

BOARD OF DIRECTORS AND MANAGEMENT

Information as to Directors and Nominees

The following biographies contain selected information with respect to the directors of the Company. The information includes each person’s age as of March 12, 2025, and principal occupation for at least the past five years.

Current Class A Directors (to serve until 2027)

John T. Cognetti

Mr. Cognetti, age 75, has been a Director of the Company since 1999. He has served as a member of the Bank’s Board of Directors since 1988. Mr. Cognetti is the former President of Hinerfeld Commercial Real Estate, based in Scranton, Pennsylvania. With his background, education, and forty-six years’ experience in real estate brokerage, he provides insight on issues, trends, and values of the regional and national commercial real estate markets. He also provides guidance to the Board on Bank owned real estate issues. Having hired and managed sales professionals in his business, Mr. Cognetti shares his insight on personnel, marketing, and management issues.

Michael J. McDonald, Esquire

Mr. McDonald, age 70, has been a Director of the Company since 1999, and he has served as a member of the Bank’s Board of Directors since 1994. He is a founding partner in the law firm of McDonald and MacGregor, LLC in Scranton, Pennsylvania. Mr. McDonald’s education and legal experience provide valuable insight for the Company and Bank.

HelenBeth G. Vilcek

Ms. Vilcek, age 67, has been a Director of the Company and member of the Bank’s Board of Directors since 2020. Ms. Vilcek is the owner of Garofalo Real Estate, a property management company located in Easton, Pennsylvania. Ms. Vilcek serves on the board and chairs the audit committee at the Bank of Bird-in-Hand in Bird-in-Hand, Pennsylvania. She was an original investor with the former Premier Bank, Doylestown, Pennsylvania. Ms. Vilcek is active in the community and is a Past Grand Matron of the Order of Eastern Star for the state of Pennsylvania. Ms. Vilcek’s experience and community involvement provides valuable insight for the Company and Bank.

Current Class B Directors (to serve until 2026)

William J. Joyce, Sr.

Mr. Joyce, age 65, has been a Director of the Company and member of the Bank’s Board of Directors since 2020. Mr. Joyce is the former Principal of Joyce Insurance Group located in Pittston, Pennsylvania. Mr. Joyce has expertise in risk assessment and management, financial statement preparation, review, and analysis. Mr. Joyce holds an associate degree in Hotel and Restaurant Management from the Culinary Institute of America and has a Property & Casualty Insurance License in the Commonwealth of Pennsylvania. Mr. Joyce’s education, experience, and community involvement provide valuable insight for the Company and Bank.

Alan Silverman

Mr. Silverman, age 66, has been a Director of the Company and member of the Bank’s Board of Directors since 2020. Mr. Silverman is a Certified Public Accountant for over thirty years, and operates his own firm specializing in meeting the needs of the healthcare industry. He is one of the founders and CEO of PrimeMed P.C. Mr. Silverman has acted as President of not-for-profit nursing home corporations, serving the Medicaid community, and is a past President of Glen Oak Country Club. Mr. Silverman’s background provides valuable financial knowledge for the Company and Bank.

Current Class C Directors (to serve until 2025) and Nominees (to serve until 2028, if reelected)

Brian J. Cali, Esquire

Mr. Cali, age 72, has been a Director of the Company and a member of the Bank's Board of Directors since February of 2001. He is the managing owner of Brian J. Cali and Associates, a Pennsylvania law firm located in Dunmore, Pennsylvania. He has been a practicing attorney for over 40 years. Mr. Cali is also the owner of several businesses located in Northeastern Pennsylvania. Attorney Cali's law practice and the experience he has in the operation and management of several businesses provides a wealth of knowledge as a director and as Chairman.

Richard M. Hotchkiss

Mr. Hotchkiss, age 81, has been a Director of the Company and a member of the Bank’s Board of Directors since 2020. Mr. Hotchkiss, a veteran, has been the owner of several businesses including a family lumber business, convenience store, gas station, and freight hauling company. Upon retiring he became a PA Certified UCC building inspector. Mr. Hotchkiss served at the former MNB Corporation as the Chairman of the Building Committee and Chairman of the Board of Directors. Mr. Hotchkiss’s leadership experience in business operations provides valuable knowledge for the Company and Bank.

Daniel J. Santaniello

Mr. Santaniello, age 59, has been a Director of the Company and a member of the Bank’s Board of Directors since March 2011. Mr. Santaniello has served as President and Chief Executive Officer of the Corporation and Bank since December 2010. Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004. Mr. Santaniello has a broad knowledge of banking from his many years in the industry.

Paul C. Woelkers

Mr. Woelkers, age 65, has been a Director of the Company and a member of the Bank’s Board of Directors since July 2021. Mr. Woelkers founded Lackawanna Mobile X-Ray, spending his career growing the company throughout seven states in the Mid-Atlantic region and beyond. In 2010, he sold the company and is now President of Lackawanna Mobile X-Ray, acquiring 170 former clients back into his service fold. Mr. Woelkers served as a member of the Board of Directors of the former Landmark Bancorp Inc. Mr. Woelkers’ leadership experience in business provides valuable knowledge for the Company and Bank.

Executive Officers of the Company and Bank

Daniel J. Santaniello, age 59, has served as President and Chief Executive Officer of the Company and Bank since December 2010. Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004. Mr. Santaniello has been employed by the Bank since July 2001.

Salvatore R. DeFrancesco, Jr., CPA, CGMA, age 55, has served as Treasurer and Chief Financial Officer of the Company since January 2003. Mr. DeFrancesco has been employed by the Bank since January 2003 and serves as Executive Vice President and Chief Financial Officer.

Eugene J. Walsh, age 60, re-joined the Bank on March 17, 2014, as Executive Vice President and Chief Risk and Credit Officer. In May 2016, Mr. Walsh was named Vice President and Chief Operating Officer of the Company and Executive Vice President and Chief Operating Officer of the Bank. Mr. Walsh was previously Executive Vice President and Senior Loan Officer of the Bank from 2001 to 2005. During the interim period, Mr. Walsh served as Vice President, Government Banking & Corporate Lending at M&T Bank in Wilkes-Barre, Pennsylvania, and Chief Financial Officer of Intific, Inc. in Peckville, Pennsylvania.

Michael J. Pacyna, age 59, joined the Bank on April 14, 2015, as Executive Vice President and Chief Business Development Officer. In 2021, Mr. Pacyna was named Chief Lending Officer. Mr. Pacyna was previously employed by PNC Bank for 26 ½ years as SVP Commercial and Corporate Manager based in Scranton, PA.

Ruth G. Turkington, age 65, joined the Bank on May 30, 2023, as Executive Vice President and Chief Consumer Banking Officer. With over 25 years of financial services experience in multiple regional banks in the Northeast, Ms. Turkington most recently served as Senior Vice President at Citizens Bank where she oversaw the customer experience and deposit product strategies for both consumer and small business lines of business. Ms. Turkington leads Consumer Banking with oversight of the branch network, retail services, marketing, and consumer and mortgage lending for the Bank.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of directors who meet the Nasdaq standards for independence. The Audit Committee operates under a written charter adopted in 2004 by the Board of Directors, which was reviewed and approved by the Committee in February 2025, and is available through our website, www.bankatfidelity.com, under Investor Relations - Governance - Governance Documents.

The Audit Committee met with Management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s Management and independent registered public accountants the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meeting with both the independent registered public accountants and the internal auditors, as well as with the Chief Financial Officer and the Chief Executive Officer on a number of occasions, each of whom has unrestricted access to the Audit Committee.

The Trust and Compliance Management Operational audits have been outsourced to independent auditors, S.R. Snodgrass, P.C. (“Snodgrass”). The main responsibility of the firm was to complete the internal audits necessary to meet the monitoring component of the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Other responsibilities included identifying, re-testing, and reporting all significant findings to the Audit Committee.

The Audit Committee outsourced the regulatory compliance audit function to the independent firm Snodgrass. Snodgrass specializes in providing regulatory compliance services to the financial services industry. The main responsibility of the firm is to provide comprehensive regulatory compliance audits to identify compliance exceptions and report all significant exceptions to the Audit Committee.

Finally, the Audit Committee outsourced the Information Technology audit, including an audit of the FFIEC Maturity level and Cybersecurity, to Bancsec, Inc. of Raleigh, NC, which specializes in providing information technology services to the financial services industry.

The commitment of the Audit Committee, internal audit and management, resulted in the completion of the scheduled internal audits. Management, in response to findings, has taken corrective action and internal audit re-testing was performed as required. The combined efforts were successful in meeting the internal control components of risk assessment and monitoring required by year end. The internal audit outsource arrangement, audit schedule, and the commitment to maintain an effective system of internal controls, required under regulation, caused the Audit Committee to meet five (5) times in 2024.

The Audit Committee selected Wolf & Company, P.C., of Boston, MA as the independent registered public accounting firm for the Company for 2024.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

Wolf & Company, P.C. audited the annual consolidated financial statements prepared by Management, expressed an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations, and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believed should have been raised with the Audit Committee.

The Audit Committee reviewed with Management and Wolf & Company, P.C., the Company’s audited consolidated financial statements and met separately with both Management and Wolf & Company, P.C., to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and Wolf & Company, P.C. has confirmed to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also has discussed with Wolf & Company, P.C. the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees, as currently in effect.

The Audit Committee received from Wolf & Company, P.C., the written disclosure and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee first discussed with Wolf & Company, P.C., the items related to the firm’s independence from the Company. The Audit Committee also discussed with Wolf & Company, P.C., matters required to be discussed by PCAOB Auditing Standards No. 16, Communication with Audit Committee. As such, the Audit Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by Wolf & Company, P.C., and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of Wolf & Company, P.C., as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Members of the Audit Committee

Michael J. McDonald, Chairman

William J. Joyce, Sr.

Alan Silverman
HelenBeth G. Vilcek

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY PRINCIPAL SHAREHOLDERS, DIRECTORS, AND EXECUTIVE OFFICERS

The following table shows, to the best of our knowledge, the names and address of each person or entity who owned more than 5% of the Company’s outstanding common stock, either on the Company’s records or indirectly as a “beneficial” owner, as of February 28, 2025:

Name and Address	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned
Brian J. Cali 103 East Drinker Street Dunmore, PA 18512	407,108 (2)	6.96%

See footnote references (1) & (2) listed at table below.

The following table provides information, as of February 28, 2025, with respect to the following beneficial owners of the Company’s common stock:

·	Each Director of the Company
·	Each Named Executive Officer
·	All Executive Officers and Directors as a group

We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

·	Owned by or for the person’s spouse, minor children or any other immediate family member sharing the person’s home;
·	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
·	Of which the person has investment power, which includes the power to dispose of or direct the disposition of the stock.

Also, a person who has the right to acquire shares within 60 days after February 28, 2025, will be considered to own the shares. As of February 28, 2025, the number of shares of common stock outstanding was approximately 5,841,562. The calculation of percentages is based upon this number, plus the exercisable number of stock-settled stock appreciation rights (SSARs) for that individual or for the group which has a total of 3,749 shares of common stock subject to exercisable SSARs for a total of 5,845,311 shares.

Name of Individual and Position with Company	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned

Brian J. Cali Chairman of the Board, Director and Nominee	407,108(2)	6.96%

Michael J. McDonald Vice Chairman, Director	206,318(3)	3.53%

HelenBeth G. Vilcek Director	164,884(4)	2.82%

Name of Individual and Position with Company	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned

Paul C. Woelkers Director and Nominee	77,627(5)	1.33%

Daniel J. Santaniello President & Chief Executive Officer, Director and Nominee	59,088(6)	1.01%

Salvatore R. DeFrancesco, Jr. Treasurer & Chief Financial Officer	36,786(7)	*

John T. Cognetti Director	29,333(8)	*

Richard M. Hotchkiss Director and Nominee	25,200(9)	*

Alan Silverman Director	21,208(10)	*

William J. Joyce, Sr. Director	16,436(11)	*

Eugene J. Walsh Vice President & Chief Operating Officer	16,200(12)	*

Michael J. Pacyna Executive Vice President & Chief Lending Officer of the Bank	10,050(13)	*

Ruth G. Turkington Executive Vice President & Chief Consumer Banking Officer	3,291(14)	*

All Officers and Directors as a Group (9 Directors, 5 officers, 13 persons in total)	1,073,529	18.37%

* Represents beneficial ownership of less than 1% of the Company's common stock.

(1)	Information furnished by the directors, named executive officers and the Company.
(2)

Figure includes 208,113 shares held solely by Mr. Cali, 89,117 shares held for Mr. Cali in a self-employed retirement trust, 26,651 shares held jointly by Mr. Cali and his children, 1,770 shares held by Mr. Cali’s children, 78,056 shares held in Samuel C. Cali, GST Exempt Residuary Trust and 3,401 shares of unvested stock.

(3)

Figure includes 129,058 shares held solely by Mr. McDonald, 30,397 shares held by Mr. McDonald’s spouse, 2,922 shares held jointly by Mr. McDonald’s spouse and children, 2,372 shares held by Mr. McDonald’s children, 3,401 shares of unvested stock and 38,168 shares held by Mr. McDonald's sister that he has the ability to vote through a power of attorney.

(4)	Figure includes 145,498 shares held solely by Ms. Vilcek, 15,985 shares held by Ms. Vilcek as executrix of estate, and 3,401 shares of unvested stock.
(5)	Figure includes 26,439 shares held solely by Mr. Woelkers, 47,787 shares held jointly by Mr. Woelkers and his spouse and 3,401 shares of unvested stock.
(6)

Figure includes 27,711 shares held solely by Mr. Santaniello, 13,624 shares held jointly by Mr. Santaniello and his spouse, 9,131 shares held jointly by Mr. Santaniello and his son and 8,622 shares of unvested stock.

(7)

Figure includes 9,943 shares held solely by Mr. DeFrancesco, 18,617 shares held jointly by Mr. DeFrancesco and his spouse, 4,477 shares of unvested stock and approximately 3,749 shares from 7,945 exercisable SSARs.

(8)	Figure includes 21,607 shares held solely by Mr. Cognetti, 4,325 shares held by Mr. Cognetti’s spouse and 3,401 shares of unvested stock.
(9)	Figure includes 7,284 shares held solely by Mr. Hotchkiss, 14,515 shares held jointly by Mr. Hotchkiss and his spouse and 3,401 shares of unvested stock.
(10)	Figure includes 7,250 shares held solely by Mr. Silverman, 10,557 shares held jointly by Mr. Silverman and his spouse and 3,401 shares of unvested stock.
(11)	Figure includes 7,055 shares held solely by Mr. Joyce, 5,980 shares held jointly by Mr. Joyce and his spouse and 3,401 shares of unvested stock.
(12)	Figure includes 12,497 shares held solely by Mr. Walsh and 3,703 shares of unvested stock.
(13)	Figure includes 6,164 shares held solely by Mr. Pacyna, 820 shares held jointly by Mr. Pacyna and his spouse and 3,066 shares of unvested stock.
(14)	Figure includes 3,291 of unvested stock held solely by Mrs. Turkington.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than 10% of the registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all filed Section 16(a) forms. The Board of Directors knows of no persons who own greater than 10% of the Company’s outstanding common stock.

DELINQUENT SECTION 16(a) REPORTS

Based solely on a review of the reports filed for fiscal year 2024 and related written representations, we believe all Section 16(a) reports were filed on a timely basis, except for Form 4s to report the grant of restricted shares on February 20, 2024 to each Brian J. Cali, John T. Cognetti, Richard M. Hotchkiss, William J. Joyce, Michael J. McDonald, Daniel J. Santaniello, Alan Silverman, HelenBeth G. Vilcek, Paul C. Woelkers, Salvatore R. DeFrancesco, Michael J. Pacyna, Ruth G. Turkington, Eugene J. Walsh and Theresa Hinton.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

Except as described below, the Company has not entered into and does not intend to enter into any material transactions with any director or executive officer of the Company and/or the Bank or their immediate family members or associated companies.

Some of our directors, officers, their immediate family members, and the companies with which they are associated had banking transactions with the Bank in the ordinary course of business during 2024, and the Bank expects to continue such banking transactions in the future.

Total loans outstanding from the Bank on December 31, 2024, to the Company’s/Bank’s officers and directors as a group, members of their immediate families, and companies in which they had an ownership interest of 5% or more, amounted to $9,255,438, or approximately 5% of the total Shareholders’ equity of the Bank. The Bank made these loans in the ordinary course of business on substantially the same terms, including interest rates, and collateral, as those prevailing at the time for comparable transactions with other persons, not associated with the Bank, and they did not involve more than the normal risk of collection or present other unfavorable features.

The largest total amount of indebtedness outstanding during 2024 to the above described group was approximately $10,663,318. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2025, to the above group was approximately $9,171,944.

Written policies and procedures for approving loans to related parties are comparable to those applied to non-related parties. In deciding whether to approve other types of related person transactions the following factors may be considered:

•	Information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	The nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties;

•	The business advantage the Company would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and that are as favorable to the Company as would be available from non-related entities in comparable transactions.

Other than loans, there have been no material transactions between the Company or the Bank, or any material transactions proposed with any director or executive officer of the Company or the Bank, or any associate of these persons. The Bank does, from time to time, enter non-material transactions with related parties.

During 2024, the Bank paid, in its ordinary course of business, ETA Inc., for loan closing representation services, of which Brian J. Cali is owner, Kennedy Water JJWR Inc, of which William J. Joyce, Sr. is a part owner, along with his brothers Joseph and John Joyce for a property the Bank leases and $149,940 to Content du Jour LLC of which David Turkington is principal and a marketing consultant for the Bank of which Ruth G. Turkington is his wife. All products and services were sold or provided according to the customary price or fee schedule of the seller or service provider.

EXECUTIVE COMPENSATION

The following discusses the compensation awarded to named executive officers. Named executive officers include the principal executive officer, the principal financial officer and the Company's three most highly compensated executive officers (earning over $100,000) other than the principal executive officer and the principal financial officer who were serving as executive officers at the end of the last completed fiscal year. The named executive officers for the year 2024 are Daniel J. Santaniello, President and Chief Executive Officer; Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer; Eugene J. Walsh, Vice President and Chief Operating Officer; Michael J. Pacyna, Executive Vice President and Chief Lending Officer of the Bank; and Ruth G. Turkington, Executive Vice President and Chief Consumer Banking Officer of the Bank.

Objectives of Compensation Programs

The Company's compensation philosophy is to reward management for exceptional performance with compensation-based tools, allowing for recruitment and retention of executives and encouragement for executives to work toward enhancing shareholder value in an easily understood and calculable manner. The Compensation Committee's intention is to provide a comprehensive plan to reward for consistent performance while avoiding outcomes that yield short term results that are risky, unsustainable, and beyond the sight of anticipated long-term goals. The philosophy fosters accountability by coupling base compensation with other forms of compensation, including specific goal-oriented plans.

The Committee had determined that executive compensation should consist of:

● Base Pay	● Incentive Plan

● Broad Based Benefits	● Retirement Plan

● Profit Sharing Contributions	● Equity Based Compensation

● Employee Stock Purchase Plan	● Perquisites

Base Pay

Base pay is a fixed amount of money paid to the executive and is the core of the Company's executive compensation, allowing a predictable level of income. It is paid in exchange for sustained performance of duties and responsibilities and is mainly determined by the position held, experience within the position, performance, longevity and benchmarking resources. There is no specific formula or weight used in determining the base pay, but each factor is reviewed separately in developing the amount. Gaining guidance from similar positions within the marketplace, input from compensation consultants, and reviews of peer banks of comparable asset size within the state assist in the determination. The Committee uses its business judgment and input from the Chief Executive Officer in determining the amount of increase in base pay to award the other named executive officers.

Incentive Plan

The Committee annually approves incentive plans for various areas of the Company, including an Annual Incentive Plan (AIP) covering the named executive officers. The incentive plans, as a part of overall compensation plans, provide an opportunity for reward for meeting and exceeding established performance goals as well as recognition of individual achievements. Its purpose is to motivate, reward and reinforce performance and achievement of the executive's team and individual goals in support of strategic objectives for growth and profitability. Linked to bank and individual performance factors, the plan provides a form of variable cash compensation. Factors and weighting, which are reviewed annually and may be updated from year to year, are determined at the beginning of each plan year. Actual performance is compared to the goals set and awards are determined based on meeting and exceeding the annual performance objectives. The plan focuses on achievement of the goals in support of the strategic objectives of the Company and the best interest of the shareholders. For the year 2024, the plan focused on goals of earnings per share, deposit growth, average Key Performance Indicator score, and a board discretion component calculated against threshold, target and maximum performance measures.

Broad Based Benefits

The Company offers competitive and comprehensive benefit plans to all qualifying employees, including the named executives. The benefit plans offer additional incentive to recruit and retain employees. The plans, including health insurances, short and long-term disability programs, and term life insurance, help to protect the Company's employees from the financial consequences of being uninsured. Each executive is eligible to participate in these plans to the same extent as all other employees of the Company.

Retirement Plan

Consistent with the Company's Compensation Philosophy, the Company provides a 401(k) plan for all full-time employees and for part-time employees working over a certain threshold of hours, subject to certain eligibility requirements regarding age and length of employment. The Company provides up to a 6% match of employee contributions which incents employees to save for retirement. Contributions by the executives and subsequent bank matches are subject to the normal discrimination testing for 401(k) plans and are limited by those rules.

Profit Sharing Contribution

The 401(k) plan maintains a discretionary profit-sharing option with eligibility rules mirroring the 401(k) plus the requirement of being an active employee as of the plan's year end. Participation is inclusive of executives under the same terms. The Company may make a discretionary annual award to all eligible employees based on the Company's profitability. The Company believes that this plan encourages longevity with the Company and encourages the employees to assist in keeping the Company profitable. No profit-sharing contributions were made to employees in 2024.

Equity Based Compensation

Equity based compensation provides an incentive to attract, retain, and reward persons performing services for the Company through providing the means by which eligible executives may be given the opportunity to benefit from increases in value of the common stock through the granting of awards. In accordance with the Compensation Philosophy of the Bank, the Compensation Committee believes that incenting through equity-based compensation plans will advance the interests of the Company and its shareholders by motivating executives to contribute to the growth and profitability of the Company.

In 2022, the Company approved the 2022 Omnibus Stock Incentive Plan to replace the 2012 Omnibus Stock Incentive Plan that is designed to provide stock-based compensation grants which can consist of stock options (qualified and non-qualified), SSARs, stock awards and restricted stock, stock units and restricted stock units, performance awards and directors' fees. The vesting period encourages management continuity and aligns the interests of the participants with those of the shareholders. In 2024, the Long-Term Incentive Plan (LTIP) set parameters for a one-year period. The awards in the LTIP are calculated following the end of the Company's 2024 fiscal year and are based on peer metrics of Core Net Income/Shareholders Equity, Core Earnings per Share (EPS) and a board discretion component. Restricted Stock awards with a three-year vesting period were granted to named executives in February 2025 for the year 2024.

Policies and Practices Related to the Timing of Certain Equity Awards

While the Company does not have a formal written policy in place with regard to the timing of awards of options, stock appreciation rights or SSARs in relation to the disclosure of material nonpublic information, the Company does not seek to time equity grants to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed.

Clawback

The LTIP contains a clawback provision wherein awards will be recalculated if the relevant performance factor upon which they are based is restated or otherwise adjusted within the thirty-six (36) month period following the public release of the financial information. Any material overpayments or adjustments required by law will be owed back to the Company. In the event the Corporation or Bank is required to prepare an account restatement because of the awardee's misconduct or fraudulent activity, then the awardee shall return and refund to the Bank the entire award that was received based upon the erroneous data.

Employee Stock Purchase Plan

An Employee Stock Purchase Plan is offered to all employees, including executives. The plan's purpose is to provide eligible employees the opportunity to acquire or increase their ownership interest in the Company through the purchase of a limited number of shares of Company stock at a discounted price. This program assists in aligning the interests of the employees with those of the shareholders and it provides further incentive to employees to enhance the financial results of the Company. The Employee Stock Purchase Plan is an optional program with entry available at the beginning of each year.

Supplemental Executive Retirement Plan

The Bank has entered into a supplemental executive retirement plan ("SERP") with Messrs. Santaniello, DeFrancesco, Walsh, Pacyna and Ms. Turkington. The intent of entering into the SERPs was to recognize the valuable services each executive has performed for the Bank, to encourage the executive's continued employment, and to provide the executive with additional incentive to achieve corporate objectives by providing additional retirement benefits. The triggering events are normal retirement age, disability, change in control and early termination as long as the early termination occurs after the first day of the fourth plan year. The triggering events are designed to further the plan's intent to encourage continued employment. The Committee determined it was in the best interest of the Bank to structure the SERPs as defined contribution plans and not to provide for specific guaranteed amounts upon retirement to shift a portion of the risks associated with SERPs to the executive. The SERPs also contain a forfeiture provision should the executive violate certain noncompetition agreements to which the executive is a party.

Split Dollar Life Insurance

The Bank has entered into split dollar life insurance agreements ("Split Dollar Agreement") with Messrs. Santaniello, DeFrancesco, Walsh, Pacyna and Ms. Turkington. The intent of entering into the Split Dollar Agreement was to recognize the valuable services each executive has performed for the Bank, to encourage the executive's continued employment, and to provide the executive with additional incentive to achieve corporate objectives by providing additional life insurance benefits. The Split Dollar Agreement will vest upon the earlier of disability, change in control, normal retirement age or a date chosen by the Board. Upon death while still employed by the Bank, the executive's beneficiary will receive the lesser of three (3) times the executive's base salary or the net death proceeds as defined in the policy. Upon the death of Messrs. Santaniello, DeFrancesco, Walsh, Pacyna or Ms. Turkington, following vesting and termination of employment, the executive will be entitled to the lesser of two (2) times his/her highest base salary or the net death proceeds. If death occurs prior to vesting, the Bank will receive all death proceeds.

Perquisites

Consistent with the Company's Compensation Philosophy, select executives may receive perquisites for purposes of providing opportunities to cultivate business. Perquisites are considered an important part of the executive compensation mix and include business use of automobiles and/or memberships to country clubs and social clubs. Use of a Company automobile is essential to conduct bank business in locations away from the office and developing relationships through outside activities via use of club memberships provides opportunity to market new and current clients. Any expense that is personal in nature is expected to be reimbursed to the Company by the executives.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions with respect to executive officers. The Chief Executive Officer provides input to the Compensation Committee based on daily oversight of the other named executives and presents compensation recommendations. The Compensation Committee evaluates the recommendations derived from executive performance and other factors and incorporates its interactions with executive officers in their respective positions in determining the level of compensation appropriate for the named executives. The Chief Executive Officer is excluded from discussion when his performance and compensation are discussed, and no other executive officer is present when discussions regarding compensation occur.

Role of Executive Compensation Philosophy in Determining Executive Compensation

The Company has adopted a Compensation Philosophy designed to assist in attracting, retaining and motivating key talent. It was developed to maintain a competitive and pay-for-performance-focused executive compensation plan. The plan does not provide specific compensation recommendations for the named officers but provides the guidance in developing and implementing compensation strategies for the executives.

Benchmarking

In determining the appropriate levels of executive compensation, the Compensation Committee reviews levels of compensation from a variety of standard sources. Through these resources, the Compensation Committee educates itself on the current trends in compensation. Resources include Blanchard Consulting Group's study of executive compensation, reviews of public information containing compensation levels of similar peer banks, general compensation surveys and comparisons of executive compensation levels within the marketplace and regionally. No specific weight is given to any of the resources. With banking being a highly regulated industry, adherence with regulatory guidelines is given the utmost consideration.

Changes in 2024 Executive Officer Compensation

The Summary Compensation Table outlines actual compensation of the executive officers. The changes in base pay for named executive officers were based upon their performance and achievement of goals, their longevity with the Bank, their respective positions and data obtained from recent surveys as reviewed by the Compensation Committee. The Company also provides employment agreements to the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Lending Officer and the Chief Consumer Banking Officer. The Compensation Committee believes that it is appropriate to provide employment agreements to these executive officers in order to protect the Company through the non-competition provisions contained in the agreements.

Triggering Events in Contracts

The Company is currently a party to employment agreements with Messrs. Santaniello, DeFrancesco, Walsh, Pacyna and Ms. Turkington. Employment agreements are standard in the financial services industry and are used to protect the Company's client base through non-competition provisions. The agreements are also used to balance the financial goals of the executive with the needs of the Bank. The triggering events that provide payment which are prevalent in the financial services industry include:

●	Change in control
●	Termination for good reason
●	Disability
●	Termination without cause
●	Death
●	Termination by the employee without good reason
●	Non-renewal of employment agreement

The triggering events for payment incent executives to maintain expected performance levels for continued employment.

Hedging and Pledging

Employees who own shares outright are permitted to hedge or pledge shares, subject to the Company's Insider Trading Policy Statement that restricts certain transactions prior to the release of certain nonpublic information.

Ownership Guidelines

Effective with the LTIP award granted in February 2021 and continuing through 2025, the Company instituted a holding requirement for its named executive officers to own a certain number of shares of Company stock based on a percentage of annual salary; it continues to encourage ownership of Company stock through its Employee Stock Purchase Plan and awards restricted stock and stock appreciation rights through the LTIP when plan goals are met.

PAY VS. PERFORMANCE

The following discusses the relationship of compensation actually paid to named executive officers and the financial performance of the Company. Compensation is compared to performance metrics of the cumulative Total Shareholder Return and Net Income to provide shareholders with a more transparent, readily comparable, and understandable disclosure of executive compensation and to assess executive compensation actually paid relative to financial performance.

Year	Summary Compensation Table Total for PEO(1) $	Compensation Actually Paid to PEO(1) $	Average Summary Compensation Table Total for Non-PEO NEOs(2) $	Average Compensation Actually Paid to Non-PEO NEOs(3) $	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(4) %	Net Income(5) $
2024	998,371	863,318	500,626	455,397	0.54%	20,793,676
2023	865,183	1,039,025	432,043	494,668	30.31%	18,209,518
2022	979,155	929,236	510,148	494,464	-22.68%	30,021,579
(1)	Daniel J. Santaniello was the Company's Principal Executive Officer (PEO) for each of the 2022, 2023 and 2024 fiscal years.
(2)

Salvatore R. DeFrancesco, Jr., Eugene J. Walsh and Michael J. Pacyna were the Company's Non-PEO Named Executive Officers (NEOs) for each of the 2022, 2023 and 2024 fiscal years. Ruth G. Turkington was included in the Company’s Non-PEO Named Executive Officers (NEOs) for 2023 and 2024.

(3)	The amounts disclosed reflect the following adjustments to the amounts reported in the Summary Compensation Table.

	2024		2023		2022
	PEO $	Non-PEO NEO’s $	PEO $	Non-PEO NEO's $	PEO $	Non-PEO NEO's $
Less Change in Pension Value & NQ Deferred Compensation Earnings	-	-	-	-	-	-
Less Stock Award	(157,815)	(66,147)	(82,840)	(35,126)	(155,505)	(71,310)
Increase for Fair Value of Awards Granted during Year that Remain Unvested as of Year End	86,083	36,502	182,562	77,296	147,501	64,755
Change in Fair Value from Prior to Current Year End of Awards Granted Prior to the Year that were Outstanding & Unvested as of Year End	(57,918)	(10,902)	57,750	13,712	(49,349)	(13,275)
Change in Fair Value from Prior Year End to Vesting Date of Awards Granted Prior to Year that Vested during Year	(18,609)	(9,798)	4,034	2,221	(2,408)	(1,308)
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award(6)	13,206	5,116	12,336	4,522	9,842	5,454
Total Adjustments	(135,053)	(45,229)	173,842	62,625	(49,919)	(15,684)
(4)	Computed based on a hypothetical investment of $100 in common stock on January 1, 2022, with dividends paid reinvested.
(5)	As reported on Company’s Consolidated Statements of Income for the applicable fiscal reporting year, as provided under Part II Item 8 of the Company’s Annual Report on Form 10-K.
(6)	Dividends earned on the restricted stock are forfeitable until the vesting date of the underlying restricted stock.

Relationship Between Compensation Actually Paid and Performance Measures

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company's Cumulative Total Shareholder Return (TSR). From 2023 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs decreased by 16.91% and 7.94% respectively, compared to a 98.22% decrease in our TSR over the same time period. From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 11.81% and 0.04% respectively compared to a 233.64% increase in our TSR over the same time period.

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company's Net Income. From 2023 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs decreased by 16.91% and 7.94% respectively, compared to a 14.19% increase in our Net Income over the same time period. From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 11.81% and 0.04% respectively, compared to a 39.35% decrease in our Net Income over the same time period.

Summary Compensation Table

The following table provides the annual and equity-based compensation for services rendered in all capacities to the Company and the Bank for the fiscal year ended December 31, 2024, for those persons who were:

The current President and Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers of the Company or Bank to the extent such person’s total exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(7) ($)	Option Awards(7) ($)	Nonequity Incentive Plan Compensation(6) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(8) ($)	Total ($)
Daniel J. Santaniello,	2024	490,385	-	157,815	-	175,000	-	175,171(1)	998,371
President and Chief Executive Officer of the Company and the Bank	2023	460,135	-	82,840	-	148,000	-	174,208(1)	865,183
Salvatore R. DeFrancesco, Jr.,	2024	307,385	-	81,748	-	82,347	-	114,741(2)	586,221
Treasurer and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	2023	294,077	-	44,190	-	75,000	-	113,539(2)	526,806
Eugene J. Walsh,	2024	286,923	-	58,617	-	67,800	-	93,075(3)	506,415
Vice President and Chief Operating Officer of the Company; Executive Vice President and Chief Operating Officer of the Bank	2023	277,846	-	36,886	-	65,000	-	92,175(3)	471,907
Michael J. Pacyna, Jr.,	2024	241,634	-	49,509	-	53,107	-	75,821(4)	420,071
Executive Vice President and Chief Lending Officer of the Bank	2023	231,788	-	32,461	-	50,000	-	75,477(4)	389,726
Ruth G. Turkington	2024	279,231	-	74,714	-	71,126	-	64,723(5)	489,794
Executive Vice President and Chief Consumer Banking Officer of the Bank	2023	149,279	-	71,060	-	54,000	-	65,394(5)	339,733

(1)

Figure represents the personal use value of a company automobile of $3,609 in 2024 and $3,671 in 2023. It also includes contributions for the 401(k) match and profit-sharing plan of $20,700 in 2024 and $19,800 in 2023. Included is $75 of life insurance premiums paid by the Company in 2024 and 2023. In addition, $8,180 was paid by the Company on behalf of Mr. Santaniello for country club and membership dues during 2024 and $8,054 in 2023. Also included is a contribution for the SERP of $142,608 in 2024 and $142,608 in 2023.

(2)

Figure represents automobile allowance of $10,400 in 2024 and 2023. It also includes contributions for the 401(k) match and profit-sharing plan of $20,700 in 2024 and $19,800 in 2023. Included is $75 of life insurance premiums paid by the Company in 2024 and 2023. In addition, $7,114 was paid by the Company on behalf of Mr. DeFrancesco for country club and membership dues during 2024 and $6,812 in 2023. Also included is a contribution for the SERP of $76,452 in 2024 and $76,452 in 2023.

(3)

Figure represents automobile allowance of $6,000 in 2024 and $6,000 in 2023. It also includes contributions for the 401(k) match and profit-sharing plan of $20,700 in 2024 and $19,800 in 2023. Included is $75 for life insurance premiums paid by the Company in 2024 and 2023. Also included is a contribution for the SERP of $66,300 in 2024 and $66,300 in 2023.

(4)

Figure represents automobile allowance of $6,000 in 2024 and $6,000 in 2023. It also includes contributions for the 401(k) match and profit-sharing plan of $14,690 in 2024 and $14,346 in 2023. Included is $75 for life insurance premiums paid by the Company in 2024 and 2023. Also included is a contribution for the SERP of $55,056 in 2024 and $55,056 in 2023.

(5)

Figure represents automobile allowance of $6,000 in 2024 and $3,323 in 2023. It also includes contributions for the 401(k) match and profit-sharing plan of $13,623 in 2024 and $1,927 in 2023. Included is $675 for life insurance premiums paid by the Company in 2024 and $337 in 2023. In addition, $6,506 was paid by the Company on behalf of Ms. Turkington for country club and membership dues during 2024. Also included is a contribution for the SERP of $34,919 in 2024. Included are relocation expenses of $59,807 paid by the Company on behalf of Ms. Turkington in 2023.

(6)	Figures include awards received following the end of the fiscal year based on the reporting year’s performance metrics under the AIP for 2024 and 2023.

(7)

Figures include awards received following the end of the fiscal year based on the reporting year's performance metrics for restricted stock awarded under the LTIP in February 2024 based on $46.96 per share and in February 2025 based on $45.09 per share. Figure for Ms. Turkington also includes Initial Equity Grant in 2023 based on $44.06 per share. SSARs were not awarded in 2024 or 2025.

(8)

Figures include contributions to the Supplemental Executive Retirement Plan, under which Messrs. Santaniello, DeFrancesco and Walsh vested on January 1, 2020, Mr. Pacyna vested on January 1, 2022, and Ms. Turkington who entered the plan on June 28, 2024.

Employment Agreements

Each named executive entered into a three-year term employment agreement with annual extensions unless either the Company or the named executive gives requisite notice of nonrenewal before the anniversary date. Agreement entry dates for each are:

●	Mr. Santaniello – March 23, 2011
●	Mr. DeFrancesco – March 17, 2016, replacing a previously executed change in control agreement and severance agreement dated December 31, 2008
●	Mr. Walsh – March 29, 2017, replacing a previously executed change in control agreement and severance agreement dated June 26, 2015
●	Mr. Pacyna – March 20, 2019, replacing a previously executed change in control agreement and severance agreement dated March 29, 2017
●	Ms. Turkington – April 20, 2023

Under the terms of the employment agreements, in the event the named executive is terminated without cause, after a change in control, or by the named executive for good reason, he/she will receive two (2) times his/her annual base salary plus benefits for two years. He/She is also bound by non-competition and non-solicitation provisions.

EQUITY COMPENSATION PLAN INFORMATION

2022 Omnibus Stock Incentive Plan

The Company maintains an omnibus stock incentive plan (the 2022 Omnibus Plan) that was approved by the shareholders at the 2022 Annual Meeting. The 2022 Omnibus Plan replaced the 2012 Omnibus Plan and will expire on, and no stock-based awards will be granted after the year 2032. The purpose of this plan is to advance the development, growth and financial condition of the Company and each subsidiary thereof, by providing incentives through participation in the appreciation in the value of the Company’s common stock. In return, the Company hopes to secure, retain and motivate directors and employees who may be responsible for the supervision, operation and for the management of the affairs of the Company and any subsidiary now or hereafter existing by aligning the interest of its employees and directors with the interest of its shareholders.  In the 2022 Omnibus Plan, the Company reserves 500,000 shares of its no-par common stock for issuance under the plan. In the 2022 Omnibus Plan, directors and employees are eligible to be awarded stock-based compensation grants which can consist of stock options (qualified and non-qualified), SSARs, stock awards and restricted stock, stock units and restricted stock units, performance awards and directors’ fees.

The Company granted restricted stock in February 2024 based on 2023 performance and in February 2025 based on 2024 performance. In February 2025, the Company granted a total of 18,653 restricted shares to its senior officers including named executive officers and other key employees. On the date of grant, the value of the Company’s common stock was $45.09 per share. The restricted stock grants, valued at an aggregate grant date fair value computed in accordance with FASB ASC Topic 718, will vest 17,065 shares 100% in three years and will vest 1,588 shares 1/3 each year for 3 years, during which time the Company expects to recognize compensation expense of $841,064.

The numbers represented in the chart below represent awards from the 2012 Omnibus Stock Incentive Plan and 2022 Omnibus Stock Incentive Plan as detailed above. The following table summarizes each outstanding equity award as of December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Daniel J. Santaniello	10,720 2,906	- - - -	49.50 59.70	02/05/2028 02/04/2029	8,039(2)	392,303
Salvatore R. DeFrancesco, Jr.	4,322 3,623 5,740 1,665	- - - -	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	4,060(3)	198,128
Eugene J. Walsh	5,380 1,586	- - - -	49.50 59.70	02/05/2028 02/04/2029	3,777(4)	184,318
Michael J. Pacyna, Jr.	5,170 1,494	- - - -	49.50 59.70	02/05/2028 02/04/2029	3,029(5)	147,815
Ruth G. Turkington	-	-	-	-	1,575(6)	76,860
(1)	All outstanding SSARs are currently vested and exercisable.
(2)	The restricted stock vests 100% ending 2/15/2025 for 3,129 shares, ending 2/21/2026 for 3,146 shares and ending 2/20/2027 for 1,764 shares.
(3)	The restricted stock vests 100% ending 2/15/2025 for 1,505 shares, ending 2/21/2026 for 1,614 shares and ending 2/20/2027 for 941 shares.
(4)	The restricted stock vests 100% ending 2/15/2025 for 1,474 shares, ending 2/21/2026 for 1,518 shares and ending 2/20/2027 for 785 shares.
(5)	The restricted stock vests 100% ending 2/15/2025 for 1,142 shares, ending 2/21/2026 for 1,196 shares and ending 2/20/2027 for 691 shares.
(6)	The restricted stock vests 100% ending 6/8/2026 for 1,000 shares and ending 2/20/2027 for 575 shares.
(7)	The market value was computed using the market price of the Company’s stock at the end of 2024 - $48.80 per share.

NONQUALIFIED DEFERRED COMPENSATION

On March 29, 2017, the Company entered into separate supplemental executive retirement (SERP) agreements with Messrs. Santaniello, DeFrancesco and Walsh pursuant to which the Company will credit an amount to a SERP account established for each participant’s behalf while they are actively employed by the Company for each calendar month from March 1, 2017 until the normal retirement age. The SERP account will be credited with interest at an annual rate equal to 4.00%, compounded monthly. This rate is fixed from plan inception until all payments are distributed. The SERP account is payable in 180 monthly installments commencing upon separation of service after attaining normal retirement age. If separation from service occurs following the first day of the fourth plan year for a reason other than death, disability or following a change in control, the participant will receive the SERP account balance at that date, payable in 60 monthly installments beginning at normal retirement age. If the executive terminates prior to the first day of the fourth plan year, the executive will forfeit all rights under the SERP. On January 1, 2020, Messrs. Santaniello, DeFrancesco and Walsh met the service requirements to vest into accrued SERP benefits.

On March 20, 2019, the Bank entered into a SERP with Mr. Pacyna under the same considerations as afforded to Messrs. Santaniello, DeFrancesco and Walsh. On January 1, 2022, Mr. Pacyna met the service requirements to vest into accrued SERP benefits.

On June 28, 2024, the Bank entered into a SERP with Ms. Turkington under the same considerations as afforded to Messrs. Santaniello, DeFrancesco, Walsh and Pacyna. Ms. Turkington will meet the service requirements to vest into accrued SERP benefits on January 1, 2027.

POTENTIAL PAYMENTS UPON TERMINATION

Payments under each executive's contracts as detailed below would be triggered by termination of executive's employment for cause, good reason, disability, death, voluntary separation absent good reason, involuntary termination absent cause, and in the event of a change in control. The value of equity awards was calculated using $48.80 per share, the closing market price of the Company’s common stock on December 31, 2024.

The tables below show the payments upon termination of Messrs. Santaniello, DeFrancesco, Walsh, Pacyna and Ms. Turkington as of December 31, 2024:

Form of Compensation:	Death ($)	Disability ($)	Cause ($)	Good Reason* ($)	Voluntary, Absent Good Reason ($)	Change in Control* ($)	Non- renewal ($)	Involuntary Without Cause* ($)

Daniel J. Santaniello
Severance	-	-	-	1,000,000	-	1,000,000	-	1,000,000
Life Insurance	1,500,000	-	-	-	-	-	-	-
SERP	1,313,737	1,313,737	-	-	-	1,313,737	-	-
Equity awards:
Restricted Stock	-	-	-	-	-	392,303	-	-
SSARs	-	-	-	-	-	0	-	-

Salvatore R. DeFrancesco, Jr.
Severance	-	-	-	624,000	-	624,000	-	624,000
Life Insurance	936,000	-	-	-	-	-	-	-
SERP	704,293	704,293	-	-	-	704,293	-	-
Equity awards:
Restricted Stock	-	-	-	-	-	198,128	-	-
SSARs	199,559	199,559	-	199,559	199,559	199,599	199,559	199,559

Eugene J. Walsh
Severance	-	-	-	580,000	-	580,000	-	580,000
Life Insurance	870,000	-	-	-	-	-	-	-
SERP	610,771	610,771	-	-	-	610,771	-	-
Equity awards:
Restricted Stock	-	-	-	-	-	184,318	-	-
SSARs	-	-	-	-	-	-	-	-

Michael J. Pacyna, Jr.
Severance	-	-	-	490,000	-	490,000	-	490,000
Life Insurance	735,000	-	-	-	-	-	-	-
SERP	362,250	362,250	-	-	-	362,250	-	-
Equity awards:
Restricted Stock	-	-	-	-	-	147,815	-	-
SSARs	-	-	-	-	-	-	-	-

Form of Compensation:	Death ($)	Disability ($)	Cause ($)	Good Reason* ($)	Voluntary, Absent Good Reason ($)	Change in Control* ($)	Non- renewal ($)	Involuntary Without Cause* ($)

Ruth G. Turkington
Severance	-	-	-	570,000	-	570,000	-	570,000
Life Insurance	855,000	-	-	-	-	-	-	-
SERP	38,428	38,428	-	-	-	38,428	-	-
Equity awards:
Restricted Stock	-	-	-	-	-	76,860	-	-
SSARs	-	-	-	-	-	-	-	-

* Tables do not include cost of benefits

On December 31, 2024, if the Company terminated any of the above named executive’s employment without cause, if he/she terminated his/her employment for good reason, or if his/her employment terminated in connection with a change in control, he/she would have been entitled to a severance payment equal to two times his/her current annual salary, payable on the first business day of the month following the date that is six months after his/her termination from employment, and health care, life and disability benefits for two years.

According to the split dollar agreement, if the named executive officer had died prior to separation from service, his named beneficiary would have been entitled to the lesser of 3 times his base salary as of the date of his death or the net death proceeds. The vesting date is the earliest of disability, change in control, normal retirement age or the date the Board chooses to vest the executive in the benefits. If the named executive dies after separation from service which occurs after the vesting date, his beneficiary shall be entitled to the lesser of 2 times the highest base salary earned by the executive in any calendar year or the net death proceeds.

According to the SERP agreement, if the named executive officer experienced a disability, the Company would pay him the SERP account balance calculated as of the date of determination of disability paid in 60 consecutive monthly installments commencing on the month following disability. If a change in control occurred, the Company would have paid him the sum of the SERP account balance plus the present value of the expected remaining monthly amounts paid in 36 consecutive monthly installments commencing on the month following the change in control. In the event he died, the Company would have paid his beneficiary the SERP account balance, paid in 60 consecutive monthly installments commencing on the month following his death.

In the event of a change in control, provided the named executive officer remained continuously employed with the Company, all unvested restricted stock would have immediately become and remained vested.

If the Company terminated the named executive officer’s employment for any reason, except disability, death or cause, any vested SSARs on the date of termination may be exercised within 90 days after termination. In the case of death or disability, he or his beneficiary would have twelve months after termination to exercise the SSARs. In the event of a change in control, all outstanding SSARs would have immediately become and remained vested and exercisable.

If after leaving the Company, the named executive officer engages in acts that violate the Company’s policies as set forth in the employment agreement, regarding non-competition, non-solicitation, confidentiality, or non-disparagement, in the judgement of the Compensation Committee, the entire amount of any incentive payments awarded to him/her under the long-term incentive plan during the most recent 12-month period shall be repaid in total. The executive shall also forfeit any non-distributed benefits under the SERP if the executive violates any of the provisions in the employment agreement regarding the covenant not to compete and unauthorized disclosures. This forfeiture provision shall not apply following a change in control.

COMPENSATION OF DIRECTORS

Directors receive no remuneration for attendance at the Company’s Board of Directors meetings. However, the Bank pays each non-employee member of its Board of Directors a regular quarterly fee. During 2024, the Bank paid $8,750 per quarter to each non-employee Bank director for his or her services. In addition, the Chairman of the Board received an additional $3,750 per quarter, the Audit Committee Chairman received an additional $2,500 per quarter, and members of the Executive Committee received an additional $2,500 per quarter. The Bank does not compensate employee directors for attendance at Board of Directors meetings or committee meetings. In the aggregate, the Bank paid its directors $1,461,240 for all services rendered for 2024.

Director Compensation Table

	Fees Earned	Stock
	or Paid in	Awards	Total
Name	Cash ($) (1)	($)	($)
Brian J. Cali	98,000	58,700	156,700
Michael J. McDonald	93,000	58,700	151,700
John T. Cognetti, William J. Joyce, Sr., Richard M. Hotchkiss, HelenBeth G. Vilcek, Alan Silverman and Paul C. Woelkers, each	73,000	58,700	131,700
(1) Includes a $38,000 bonus for each Director over and above their regular Director, Chairman and Committee fees for 2024, paid in the first quarter of 2025.

2022 Omnibus Stock Incentive Plan

The Company maintains an omnibus stock incentive plan (the “2022 Omnibus Plan”) that was approved by the shareholders at the 2022 Annual Meeting. The 2022 Omnibus Plan replaced the 2012 Omnibus Plan and the 2012 Director Stock Incentive Plan and will expire on, and no stock-based awards will be granted after the year 2032. The purpose of this plan is to advance the development, growth and financial condition of the Company and each subsidiary thereof, by providing incentives through participation in the appreciation in the value of the Company’s common stock. In return, the Company hopes to secure, retain and motivate directors and employees who may be responsible for the supervision, operation and for the management of the affairs of the Company and any subsidiary now or hereafter existing by aligning the interest of its employees and directors with the interest of its shareholders.  In the 2022 Omnibus Plan, the Company reserves 500,000 shares of its no-par common stock for issuance under the plan. In the 2022 Omnibus Plan, directors and employees are eligible to be awarded stock-based compensation grants which can consist of stock options (qualified and non-qualified), SSARs, stock awards and restricted stock, stock units and restricted stock units, performance awards and directors’ fees.

Grant of Equity Based Awards

Name	Grant Date	Shares #	Grant Date Fair Value ($)	Shares of Stock Not Vested (#)(1)
Brian J. Cali	February, 2024	1,250	58,700	3,184
John T. Cognetti	February, 2024	1,250	58,700	3,184
Michael J. McDonald	February, 2024	1,250	58,700	3,184
Richard M. Hotchkiss	February, 2024	1,250	58,700	3,184
William J. Joyce, Sr.	February, 2024	1,250	58,700	3,184
Alan Silverman	February, 2024	1,250	58,700	3,184
HelenBeth G. Vilcek	February, 2024	1,250	58,700	3,184
Paul C. Woelkers	February, 2024	1,250	58,700	3,184
(1) The 2024 Grant vests over a 3-year period, 33 1/3% per year ending in February 2027.

In February 2024, the Company granted 1,250 restricted shares each to its Board of Directors. On the date of grant, the value of the Company’s common stock was $46.96 per share. The grants, valued at an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 will vest over a three-year period, 33 1/3% each year from the date of grant; the Company expects to recognize compensation expense of $469,600. The February 2024 grants were awarded from the 2022 Omnibus Stock Incentive Plan. For more information on this plan, refer to the “Equity Compensation Plan Information.”

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Board of Directors had selected Wolf & Company, P.C. as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements for the year ending December 31, 2025. Representatives of Wolf & Company, P.C. are expected to attend the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions.

On December 5, 2023, the Audit Committee of the Company, through a formal proposal process, engaged Wolf & Company, P.C., to serve as its independent registered public accounting firm for the year ended December 31, 2023. On December 5, 2023, the Audit Committee dismissed RSM US LLP ("RSM") as the Company's independent registered public accounting firm.

Prior to selecting Wolf & Company, P.C., the Company did not consult with Wolf & Company, P.C. regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Wolf & Company, P.C. on the Company’s financial statements, and Wolf & Company, P.C. did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of Wolf and Company, P.C. regarding the Company’s financial statements for the fiscal year ending December 31, 2024, and 2023 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2024 and during the interim period from the end of the most recently completed fiscal year through the date of this proxy statement, there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM would have caused it to make reference to such disagreement in its reports.

Wolf & Company, P.C. served as the Company’s independent registered accountants for the 2024 and 2023 years. Wolf & Company, P.C. advised the Company that none of its members has any financial interest in the Company or the Bank. Wolf & Company, P.C. assisted the Company and the Bank with the preparation of their federal and state tax returns and with regulatory matters, billing at its customary hourly rates for such services. The Company’s and the Bank’s Audit Committee approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Aggregate fees billed to the Company by Wolf & Company, P.C. for 2024 and 2023 on services rendered are presented below:

	For Year Ended December 31
	2024	2023
Audit fees	$360,000	$255,000
Audit related fees	$-	$-
Tax fees	$20,000	$19,000
All other fees	$-	$-

Audit fees included fees for professional services rendered for the audit of the Company’s consolidated financial statements and effectiveness of the internal control over financial reporting under FDICIA Part 363 for 2024 and 2023.

Tax fees for the most recent year include fees for professional services rendered by Wolf & Company, P.C. for tax compliance or advice.  These services include tax advisory services related to the preparation of the Company’s 2024 and 2023 Federal and state income tax returns.

There were no other fees billed by Wolf & Company, P.C. for 2024 and 2023.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants.  These services may include audit services, audit related services, tax services, and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered accountants.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve services on a case-by-case basis.  For each proposed service, the independent registered accountant is required to provide detailed back-up documentation at the time of approval.

In the event shareholders do not ratify the selection of Wolf & Company, P.C. as the independent registered public accounting firm for the 2025 fiscal year, the Board of Directors may choose another accounting firm to provide independent registered public accountant services for the 2025 fiscal year. Even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends a vote FOR the ratification of Wolf & Company, P.C., as the independent registered public accounting firm for the year ending December 31, 2025.

NON-BINDING VOTE ON EXECUTIVE COMPENSATION (PROPOSAL NO. 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC at least once every three years we are required to give our shareholders an opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our executive officers whose compensation we are required by the SEC's rules to disclose in our annual meeting proxy statements. The shareholders approved a proposal at the Company’s 2019 Annual Meeting of Shareholders to conduct an advisory vote on the Corporation's executive compensation for the named executive officers every three years. Therefore, we are including in these proxy materials a separate proposal for shareholders to approve, in a non-binding vote, the compensation of our named executive officers.

As described in detail under the heading “Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the 2024 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company or our Board of Directors. Our Board of Directors values the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The approval of the compensation of the named executive officers as disclosed in this proxy statement will be approved if a majority of the votes cast at the Annual Meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board recommends a vote FOR the compensation of the named executive officers as disclosed in this proxy statement.

NON-BINDING VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION (PROPOSAL NO. 4)

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. The text of the resolution in respect of Proposal No. 4 is as follows:

“RESOLVED, that the shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

In considering your vote, you may wish to review the executive compensation information presented in this proxy statement. In addition, shareholder should note the following:

The Board of Directors believes shareholders should be given the opportunity to approve the Company’s executive compensation triennially because triennial votes will provide the Company their direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every third year to allow the Company the time to thoughtfully consider the results of their say on pay votes, engage in discussions with the shareholders on corporate governance matters and executive compensation philosophy, policies and practices, respond to shareholders sentiments, and implement changes.

For these reasons, we believe that a once every three years is appropriate in order to provide shareholders with a more comprehensive view of whether our named executive officer compensation programs are achieving their objectives.

Vote Required, Recommendation of the Board of Directors

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board of Directors recommends a vote every THREE YEARS on Proposal No. 4 regarding the frequency of the shareholder vote to approve the compensation of the named executive officers as required by SEC’s compensation disclosure rules.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those referred to in the Notice of Annual Meeting of Shareholders that properly may come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Company on the recommendation of the Board of Directors.

ADDITIONAL INFORMATION

The Company encloses a copy of the annual report for the fiscal year ended December 31, 2024, with this proxy statement. The annual report is also available online at www.proxyvote.com and www.bankatfidelity.com/proxymaterials.

In addition, upon request, any shareholder may obtain, without charge, a copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2024, including the consolidated financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, from Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 or by calling (570) 342-8281.

Your **Vote** Counts!

FIDELITY D & D BANCORP, INC.

2025 Annual Meeting
Vote by May 5, 2025
11:59 PM ET

V64151-P28710

You invested in FIDELITY D & D BANCORP, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 6, 2025.**

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

Get informed before you vote

View the Proxy Statement, Annual Report, and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 22, 2025. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

May 6, 2025
3:00 PM, EDT

101 North Blakely Street
Dunmore, Pennsylvania 18512

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of four (4) Class C Directors to serve for a three-year term and until their successors are elected and qualified: **Nominees:** 01) Brian J. Cali 02) Richard M. Hotchkiss 03) Daniel J. Santaniello 04) Paul C. Woelkers	For
2. Ratification of the selection of Wolf & Company, P.C. as the Company's independent registered public accounting firm for the year ending December 31, 2025.	For
3. To vote, on a non-binding advisory basis, on the Company's executive compensation ("Say on Pay").	For
4. To vote, on a non-binding, advisory basis, regarding the frequency of voting on the compensation of the named executive officers of the Company ("Say on Frequency").	3 Years

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V64152-P28710